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[TACT LOGO]


                                                                   Exhibit 99.1

FOR IMMEDIATE RELEASE
Company Contact:                        Contact:

Richard D. Falcone, CFO                 Joseph M. Zappulla
TACT                                    Wall Street Investor Relations
732-499-8228                            212-714-2445
rfalcone@tact.com                       jzappulla@wallstreetir.com
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TACT Receives NASDAQ Compliance Notice


NEW YORK, New York (February 27, 2002) --The A Consulting Team, Inc. (Nasdaq
NNM: TACX), today announced that it received a compliance notice from The Nasdaq Stock Market, Inc. in a letter dated February 14, 2002.

In this letter, Nasdaq informed TACT that its common stock had failed to maintain a minimum market value of public float ("MVPF") of $5,000,000 and a minimum bid price per share of $1.00 over the last 30 consecutive trading days, as required by The Nasdaq National Market under Marketplace Rules 4450(a)(2) and 4450(a)(5).

In accordance with Marketplace Rules 4450(e)(1) and 4450(e)(2), TACT will have until May 15, 2002, or 90 calendar days from such notification, to regain compliance with Nasdaq's continued listing requirements. If at any time before May 15, 2002 the MVPF of the Company's common stock is at least $5,000,000 and the minimum bid price per share is $1.00 for a minimum of ten consecutive trading days, Nasdaq will determine if TACT then complies with Nasdaq's continued listing requirements. If TACT is unable to demonstrate compliance with the continued listing requirements on or before May 15, 2002, Nasdaq staff will provide TACT with written notification that its securities will be removed from the Nasdaq National Market. At that time, TACT may appeal the Nasdaq's decision to a Nasdaq Listing Qualifications Panel, or it may transition to the Nasdaq Small Cap Market.

TACT's chief financial officer, Richard Falcone, commented about the notification, "TACT has surfaced from this difficult economic environment with two consecutive quarters of earnings and has a strategy in place to go forward. Our shares presently trade at a significant discount to its $0.58 tangible book value per share. We intend to communicate TACT's investment merits to the investment community over the next several months and make every effort to comply with Nasdaq's National Market listing requirements.

         About TACT

TACT (Nasdaq: TACX) is an end-to-end IT Services and e-Services provider to Fortune 1000 companies and other large organizations. TACT provides its clients with modernization services, which include the e-Valuation of systems that should be replaced and rewritten, enhanced, converted or Web Enabled. Replacement systems are written or re-written as Web Based utilizing state of the art leading tools such as Java and Visual Studio. More information about TACT(R) can be found at its web site at http://www.tact.com


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"Safe Harbor" Statements under the Private Securities Litigation Reform Act of
1995: Statements made in this press release which are not historical facts, including those that refer to TACT plans, beliefs and intentions, are "forward-looking statements" that involve risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from the forward-looking statements, and include, but are not limited to, TACT's ability to scale its existing and any new businesses. For a more complete description of the risks that apply to TACT's business, please refer to the Company's filings with the Securities and Exchange Commission. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under Risk Factors and elsewhere in the Company's Annual Report on Form 10-K with the Securities and Exchange Commission on April 2, 2001